EXHIBIT 99

U S WEST, Inc.                                                  [U S WEST Logo]
1801 California Street                 life's better here [Registered Trademark]
Denver, CO  80202
                                  News Release

Release Date:     Wednesday, April 5, 2000
Contact:          Dana Smith                         Jon Lentz
                  (303) 896-5528                     (303) 965-3235
                  dksmit3@uswest.com                 bjlentz@uswest.com

               JOE ZELL, TOP BROADBAND EXECUTIVE, DEPARTS U S WEST
                 TO HEAD DENVER-BASED CONVERGENT COMMUNICATIONS
       -- Janice Aune, Senior U S WEST Executive, Named to Succeed Zell --

DENVER -- Joseph R. Zell, president of U S WEST !NTERPRISE Networking, today announced he is leaving U S WEST to accept the position of president and CEO at Denver-based Convergent Communications, Inc. Janice L. Aune, vice president, Operations, Technical Engineering and Systems at !NTERPRISE, was named to succeed Zell as new head of U S WEST !NTERPRISE Networking.

At U S WEST, Zell led the unit that creates broadband products and services, including high-speed access and applications for the Internet. Today, the 14-state U S WEST service region has the nation's highest penetration rate for DSL (Digital Subscriber Line) technology, which super-charges copper telephone lines to deliver video and data at high speeds.

"Under Joe's leadership, U S WEST became an industry pacesetter in the deployment of high-speed Internet and broadband services, including DSL, " said Sol Trujillo, chairman, president and CEO of U S WEST. "Joe is a visionary leader, an effective manager and a fierce competitor. He's also a close friend and colleague. We'll miss him, even as we wish him the best in his new position."

"The decision to leave U S WEST was difficult, but this was an opportunity I could not turn down," said Zell. "It's especially difficult to leave my friends and colleagues at U S WEST. Sol Trujillo has an unusual ability to attract great talent. He is an exemplary New Economy leader who can bring together a strong and diverse team from a variety of disciplines. At U S WEST, that team has an unparalleled record of innovation, creating new choices for customers and new value for shareholders. I am proud to have been a part of Sol's team."

Trujillo named Aune, a long-time senior officer of the company, to succeed Zell. "Janice brings a wealth of Internet and data networking savvy to her new position. She is a top performer and will be a great new addition to our senior team," said Trujillo.

Aune is currently head of Operations, Technical Engineering and Systems at !NTERPRISE, where she leads more than 1,200 employees who support a rapidly growing data and Internet provider organization with revenues that increase 65 percent a year. She has held positions of increasing responsibility since she joined U S WEST in 1970, in areas across the breadth and depth of the business. These include budgeting, construction, strategic and financial planning, engineering, data communications, customer care and operations.

She has spent the last eight years at U S WEST in the data networking and Internet arena. The last five of those years she led the !NTERPRISE Operations organization, creating world-class innovation in data networking, system architecture and customer care. Her team led the technical engineering design and implementation of DSL services. Aune received her bachelor of arts degree, summa cum laude, in finance, business management and economics from Augsburg College, in Minnesota.

Zell was named to his current position at U S WEST in 1997 and led the rapidly growing !NTERPRISE unit, which generated $1.7 billion in data revenues and $2.7 billion in total annual revenues in 1999. Previously, he was president of U S WEST Wholesale Markets. He also served as vice president of Markets and Innovation at !NTERPRISE, where he developed and managed applications and products that address the full range of voice, video and data networking. He began his career at U S WEST in 1991 as director of product development for !NTERPRISE. He later served as executive director of Applications Innovation.

Before joining U S WEST, Zell was with WilTel, now MCI-WorldCom, for six years, where he held a variety of marketing and product development positions. During that time, he was responsible for developing and introducing the industry's first frame relay service. Prior to his tenure at WilTel, Zell worked at United Technologies Communications, a PBX manufacturer, and in sales at MCI and Xerox.

Zell currently serves on the board of directors for U S Internetworking, Inc., Intertainer, Inc., Netpliance, Inc., the U S WEST Foundation and the Shaka Franklin Foundation. He graduated with honors from Southwest Missouri State University in Springfield, Missouri, with a degree in marketing.

Print-quality   images  of  Zell  and  Aune  are   available   for  download  at
www.uswest.com.

About U S WEST

U S WEST (NYSE: USW) is a leading broadband and communications service provider, with more than $13 billion in annual revenues. U S WEST leads the industry in deploying next-generation broadband ADSL and VDSL Internet access and data/video services; offers the nation's first and only 'one-number' advanced wireless service that integrates customers' home or business phones with their wireless PCS; and provides multimedia advertising services, including Internet and print directories. The company has nearly 2 million miles of deployed fiber in the U.S., provides local exchange services to more than 25 million customers in 14 states, and provides wireless services to more than 500,000 customers and data services to more than 800,000 customers nationally.

U S WEST is merging with Qwest Communications International Inc. The combination, to be named Qwest Communications International Inc., will create a communications powerhouse with a market capitalization of more than $70 billion, headquartered in Denver and employing about 64,000 people worldwide. U S WEST and Qwest will unite the nation's most innovative local, wireless and broadband communications firm with one of the world's most advanced fiber-optic networks and broadband Internet providers. Together, the two firms will have more than 3 million miles of deployed fiber in the U.S. and worldwide, 29 million customers and a local network that is 99.2 percent digitally switched. For more information about U S WEST, go to http://www.uswest.com.

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